UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report – June 19, 2005

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

 (Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

825 Berkshire Blvd., Suite 200, Wyomissing Professional Center, Wyomissing, PA		19610
(Address of principal executive offices)		(Zip Code)

Area Code (610) 373-2400

(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 8.01               Other Events.

On June 19, 2005, the United States Bankruptcy Court for the Western District of Louisiana (the “Bankruptcy Court”) approved a settlement agreement announced in open court for the confirmation of the Joint Plan (the “Joint Plan”) of Hollywood Casino Shreveport (“HCS”); HCS I, Inc. and HCS II, Inc., the general partners of HCS; HWCC-Louisiana, Inc., the parent company of both HCS I, Inc. and HCS II, Inc.; and Shreveport Capital Corporation (collectively, the “Debtors”) together with their non-debtor affiliate, HCS-Golf Course, LLC, and the Bondholders Committee.

The terms of the October 18, 2004 Investment Agreement (the “Agreement”) among HCS, acting by and through HCS I, Inc., Eldorado Resorts, LLC, Eldorado Shreveport #1, LLC and Eldorado Shreveport #2, LLC (together with Eldorado Shreveport #1, LLC, the “Investors”) providing for the acquisition of the reorganized HCS by the Investors are incorporated in the Joint Plan.  It is expected that a written order confirming the Joint Plan (the “Confirmation Order”) will be presented to the Bankruptcy Court for signing and entry in the near future.  Although the Bankruptcy Court approved the settlement, the Debtors have yet to consummate the Joint Plan and the Joint Plan is not yet effective.  The Joint Plan cannot become effective until after the Bankruptcy Court enters the Confirmation Order and the Louisiana Gaming Control Board approves the transaction and the parties involved.

HCS, HCS I, Inc., HCS II, Inc., HWCC-Louisiana, Inc., Shreveport Capital Corporation and HCS-Golf Course, LLC are all indirect wholly owned subsidiaries of Penn National Gaming, Inc.  HCS and Shreveport Capital Corporation, are issuers of $39 million aggregate principal amount of 13% senior secured notes due 2006 and $150 million aggregate principal amount of 13% first mortgage notes due 2006 (together, the “HCS notes”).  The HCS notes are non-recourse to Penn National Gaming, Inc. and its subsidiaries (other than HCS, Shreveport Capital Corporation, HCS I, Inc., HCS II, Inc. and HWCC-Louisiana, Inc.) and are secured by substantially all of the assets of the casino, and the partnership interests held by HCS I, Inc. and HCS II, Inc. and the stock held by HWCC-Louisiana, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 23, 2005	Penn National Gaming, Inc.

	By:	/s/Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer